As filed with the Securities and Exchange Commission on January 21, 2011

Registration No. 333-170782

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No.1 to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sun Biomass, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2870	26-4341389
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification Number)

3700 Buffalo Speedway Suite 410

Houston, TX 77098

713-907-1345

(Address, including zip code, and telephone number, including area code, of registrants principal executive offices)

Corporation Service Company

2711 Centerville Road Suite 400

Wilmington, DE 19808

302-636-5401

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copies to:

Matthew S. Cohen Thompson & Knight LLP 900 Third Avenue, 20th floor New York, NY 10022 212-751-3794	Alesia Bautina Sun Biomass, Inc. 3700 Buffalo Speedway Suite 410 Houston, TX 77098 713-907-1345

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be registered	Proposed maximum aggregate offering price per unit	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, par value $0.001 per share	3,000,000	$1.00	$3,000,000	$213.90

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457 (o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS

SUN BIOMASS, INC.

SHARES OF COMMON STOCK

500,000 MINIMUM – 3,000,000 MAXIMUM

Sun Biomass, Inc. is offering (the “Offering”) a minimum of 500,000 shares of our common stock, par value $0.001 per share, on a “best efforts, all or none” basis (the “Minimum Offering”), and an additional 2,500,000 shares of our common stock, par value $0.001 per share, on a “best efforts” basis, for a maximum of 3,000,000 shares (the “Maximum Offering”), at $1.00 per share for aggregate gross proceeds to us of $500,000 and $3,000,000, respectively. We are offering such shares in a direct public offering, without any involvement of underwriters or broker-dealers.

Our offer and sale of the Minimum Offering is a “best efforts – all or none” basis and we cannot sell any of the shares of our common stock until we have received and accepted subscriptions and payment for a minimum of 500,000 shares ($500,000) on or before a date (the “Termination Date”) which is 270 days following the date of this Prospectus. If we do not receive acceptable subscriptions and payment for the minimum number of shares on or before the Termination Date, we will terminate the offering and promptly refund the money received by us in the offering, without interest or deduction of any kind. The Termination Date may not be extended.

We may accept or reject subscriptions in our sole discretion. If we do not accept an investor’s subscription, we will return such investor’s funds promptly, without interest or deduction of any kind.

If at least 500,000 shares are subscribed and paid for by the Termination Date, no monies received will be refunded and we will schedule a closing date, notify the investors of that date, and complete the sale of subscriptions on such date by: (i) delivering to investors of all such shares having then been subscribed for and (ii) transferring to us all funds received therefore. If a closing is held prior to the Termination Date, any additional funds received on account of subscriptions accepted by us until the earlier of the Termination Date and the date on which the Maximum Offering has been subscribed and accepted will be immediately available to us, at our option, for our use in accordance with the Use of Proceeds set forth elsewhere in this Prospectus at page 8.

All payments received with respect to accepted subscriptions will be deposited by us in a separate bank account at UBS Financial Services Inc, 5950 Sherry Lane, Ste 600, Dallas, TX 75225. Sold securities are deemed securities which have been paid for with collected funds prior to expiration of 270 days. Collected funds are deemed funds that have been paid by the drawee bank. The foregoing account is not an escrow, trust or similar account. It is merely a separate account under our control where we have segregated your funds. As a result, creditors could attach the funds or, by their actions on or before the Termination Date, could preclude or delay us in refunding investors’ monies. There are no arrangements to place the funds in an escrow, trust, or similar account; however, prior to satisfying any Minimum Offering we intend to maintain a set of books and records indentifying the name, address, and interest of each investor from whom payments were received and deposited into the separate account.

There is no minimum number of shares of our common stock that an investor must subscribe. However, the state in which investors reside may impose a maximum amount that may be invested depending on certain “suitability standards.” Affiliates and control persons of our Company may purchase in this Offering.

Our common stock will be offered and sold on our behalf by Alesia Bautina, the sole officer and a director of the Company. Ms. Bautina will not receive any commissions or proceeds from this Offering for selling shares on our behalf.

Before this offering, there has been no public market for our common stock. In the event that we sell the Minimum Offering, of which there is no assurance, we intend to have our shares of common stock quoted on the Over the Counter Bulletin Board operated by the Financial Industry Regulatory Authority. There is no assurance that our shares will ever be quoted on the OCT Bulletin Board.

Investing in our common stock involves risks. See “Risk Factors” at page 4 of this Prospectus to read about the risks that you should consider before buying the securities offered pursuant to this Prospectus.

	Offering Price	Expenses	Proceeds to Us
Per Share - Minimum	$1.00	$0.06	$0.94
Per Share - Maximum	$1.00	$0.01	$0.99
Minimum	$500,000	$30,000	$470,000
Maximum	$3,000,000	$30,000	$2,970,000

Neither the Securities And Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of the shares of our common stock offered hereby or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                     , 20

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this Prospectus is accurate as of the date other then the date on the front of this Prospectus.

i

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements. Such forward-looking statements include statements regarding, among others, (a) our expectations about possible business transactions, (b) our growth strategies, (c) our future financing plans, and (d) our anticipated needs for expenses. The words and phrases “should be”, “will be”, “believe”, “expect”, “anticipate”, “estimate”, “forecast”, “goal” and similar expressions identify forward-looking statements and express our expectations about future events. These include such matters as:

•	Our financial position

•	Business strategy and budgets

•	Anticipated capital expenditures

•	Cash flow and anticipated liquidity

Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will occur. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from actual future results expressed or implied by the forward-looking statements. These factors include among others:

•	Ability to raise capital to fund capital expenditures

•	The ability to market and develop the biomass products

•	Ability to obtain relevant patents

•	Availability and cost of material and equipment

•	Delays in anticipated start-up dates

•	Actions or inactions of third parties

•	Ability to find and retain skilled personnel

•	Strength and financial resources of competitors

•	Federal and state regulatory developments and approvals

•	Environmental risks

•	Interest rate volatility

•	Worldwide economic conditions

You should not unduly rely on these forward-looking statements in this report, as they speak only as of the date of this report. Except as required by law, we undertake no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this report or to reflect the occurrence of unanticipated events. See the information under the heading “Risk Factors” referred to on page 3 of this report for some of the important factors that could affect our financial performance or could cause actual results to differ materially from estimates contained in forward-looking statements.

These risks and others described under “Risk Factors” are not exhaustive. We believe that all known to us material risks are discussed in this section. Also, you should be aware that the risks described in “Risk Factor” section are not the only ones facing us. Additional risks that we do not yet know of may also impair our business operations.

ii

PROSPECTUS SUMMARY

This summary highlights selected information from this Prospectus, but does not contain all information that may be important to you. All references in this Form S-1 to the “Company”, “Sun Biomass”, “we”, “us” or “our” are to Sun Biomass Inc. We encourage you to read this Prospectus in its entirety before making an investment decision. You should carefully consider the information included in “Risk Factors”. In addition, certain statements include forward-looking information that involves risk and uncertainties. See “Cautionary Statement About Forward-Looking Statements”.

About Sun Biomass, Inc.

Our Company

We were incorporated on February 9, 2009 under the laws of the State of Delaware. We are a development stage company.

We have minimal assets and liabilities, and do not currently have any revenues or operations. As of December 31, 2009 and September 30, 2010 our total assets were $13,007 and $26,223, respectively. Our assets consist 100% of cash, based on the Company’s forecasted monthly “burn rate” of $5,000 per month the Company will run out of funds by the end of February, 2011 without obtaining additional capital We have incurred losses since inception, and have no established operations at the present time. Our losses for the fiscal year ended December 31, 2009 and for the nine months ended September 30, 2010 were $14,324 and $16,846, respectively. Our auditors have issued us a going concern opinion, indicating their belief that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills.

We currently rely solely upon the sale of our securities and loans from outside parties to fund our business. As of November 22, 2010, we had no outstanding indebtedness of any form.

Our principal executive office is located at 3700 Buffalo Speedway Suite 410, Houston, TX 77098 and our telephone number is 713-907-1345. Our registered statutory office is 2711 Centerville Road Suite 400, Wilmington, DE, 19808 and telephone number is 302-636-5401. Our fiscal year end is December 31.

Our Intended Business

It is our current intention to engage in the development, manufacture and production of organic fertilizer and other biomass products from biodegradable wastes (e.g. animal excrement) for wholesale commercial distribution initially in the United States and the Americas, and then globally. To accomplish this, we intend to employ, by license or acquisition, recent technological advances and innovations in the microbiological synthesis and processing of biofertilizers. Upon acquiring or obtaining the use of such technology, we intend to purchase or lease real estate upon which to build a plant and operate our business, as well as to procure the requisite permits, approvals and authorizations to operate our intended business.

At the present time we have not taken any steps to begin our operations including any product development, manufacturing or production of organic fertilizer or other biomass products, licensing of or acquiring proprietary technology and we did not plan any manufacturing facility or obtained any requisite permits, approvals and authorization to operate our business. After we obtain appropriate capital we will perform the following: continue negotiations with respect to the procurement of the technology to be used in our intended business operations, submit a patent application in the United States and other relevant markets, identify real estate upon which to locate and build an initial plant to produce and manufacture our intended fertilizer and other biomass products, to make application for Federal and State permits, approvals and authorizations reasonably require to construct and operate such a plant, produce high quality organic products for wholesale distribution and/or retail sale initially to farmers and agricultural companies. Our time frame for implementing our future plans will depend on timing of the completion of this offering, on the amount of money we will be able to raise, on our ability to sign agreements with third parties who have patent and to obtain and protect our intellectual property rights.

We believe that the existing proprietary technologies, which we are in the process of obtaining, will make it possible to produce market and sell bioorganic “green” fertilizers that are cost effective and environmentally friendlier than a myriad of the chemical products currently available. Anaerobic digestion utilized by such technologies works off a wide range of biodegradable wastes, permits to avoid the use of chemicals or the release of the resultant pollutants in the manufacturing process, and yields an organic fertilizer with beneficial nutrients, plant hormones and microorganisms that enhance productivity of the soil, increases conventional fertilizer efficiency, reduces plant risk from stress, promotes root initiation and enhances quality and the quantity of various agricultural crops.

Our Strategy

Our strategy is predicated upon the following core beliefs that (i) there is an ever increasing demand for organic product and (ii) a competitive advantage is obtainable for the manufacture and distribution in commercial quantities of high quality, low cost biomass and other organic fertilizer products. We intend to produce high quality and quantity fertilizer, biomass products from poultry manure. By utilizing poultry manure the Company is going to help poultry growers with waste management, and associated animal health risk, as well as surface-water and groundwater contamination. With poultry manure available at little or no cost, we can significantly reduce operating cost related to the production of our end products. Similarly, our production process is not labor intensive, thereby allowing us to run our operations with fewer employees, thereby further reducing our costs. Additionally, a by-product of our production process will be biogas which we intend to fully utilize to reduce the cost of running the plant.

At the present time the Company does not have any agreements in place with purveyors of proprietary technology, but believes it will obtain them in the near future by actively working with the third party on finalizing the terms.

The following are key elements of our strategy:

Controlling general and administrative and operating cost. Our goal is to be among the most efficient in the industry in revenue and profit per employee and among the lowest in production and equipment costs.

Structuring incentives to drive behavior. We believe that equity ownership aligns the interests of our shareholders. Our directors and executive officer beneficially currently own approximately 97% of our common stock. By owning a large percentage of the Company’s outstanding stock, our directors and executive officer will retain control of our operations and the ability to elect directors.

Capitalizing on pre-existing relationship with purveyors of proprietary technology in our intended business operations. We believe that our contacts with key players in the industry may enable us to negotiate contractual arrangements upon terms and conditions beneficial to our Company with respect to proprietary technology used in our intended business.

The Offering

Following is a brief description of this offering:

Securities being offered	The Minimum Offering of 500,000 shares of common stock and the Maximum Offering of 3,000,000 shares of common stock, par value $0.001 per share

Offering price per share	$1.00 per share

Offering period	Our shares are being offered for a period not to exceed 270 days from the date of this Prospectus (‘the “Termination Date”), which Termination Date may not be extended.

Number of shares outstanding before this Offering	1,050,572 shares of our common stock are outstanding as of the date of this prospectus.

Number of shares outstanding after this Offering if all of the shares are sold	4,050,572, assuming the Maximum Offering

Net proceeds to us	Approximately $470,000, assuming the Minimum Offering. Approximately $2,970,000, assuming the Maximum Offering.

Use of proceeds	We will use the proceeds to pay for offering expenses, implementation of our business plan, and for working capital.

Risk Factors	This investment involves a high degree of risk. Please see the section entitled “Risk Factors” beginning on page 3 of this Prospectus. The subscriptions once accepted by us are irrevocable.

RISK FACTORS

An investment in our securities involves a high degree of risk and many uncertainties. You should carefully consider the specific factors described below together with the cautionary statement that follows this section and the other information included in this Prospectus. If one or more of the possibilities described as risks below actually occurs, our operating results and financial condition would likely suffer and the trading price of our securities could fall, causing you to lose some or all of your investment in our securities. We believe that all known to us material risks are discussed in this section. Also, you should be aware that the risks described below are not the only ones facing us. Additional risks that we do not yet know of may also impair our business operations.

Risks associated with our Company and intended business:

We are a development stage enterprise with no operating history, and our prospects are difficult to evaluate.

We have not operated any facility, nor have we sold any products. Our activities to date have been limited to developing our business, and consequently there is no historical financial information related to operations available upon which you may base your evaluation of our business and prospects. The revenue and income potential of our intended business operations is unproven. If we are unable to develop our business, we will not achieve our goals and could suffer economic loss or collapse, which may have a material negative effect on our financial performance and your investment.

We expect to incur significant losses until we commence operations and perhaps for some time thereafter, and we may never operate profitably.

For the period from February 9, 2009 (inception) through September 30, 2010, we incurred an accumulated net loss of $31,170. We will continue to incur significant losses, and assuming we successfully complete construction of our future plant, we do not expect to achieve profitability, if at all, before our 2013 fiscal year. We anticipate our monthly “burn rate” to be $5,000 per month. If we become the public company we estimate our additional cost of being public to be approximately $80,000 to $200,000 annually, bringing the amount of losses to be in the range of $140,000 to $260,000 per year.

Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

•	Completion of this offering

•	Our ability to sign agreements with third parties who have patents for the technologies we wish to use

•	Our ability to obtain and to protect our intellectual property rights

•	Our ability to meet regulatory requirements

•	Our ability to establish manufacturing facilities

•	Our ability to manufacture biomass products (including fertilizer) in commercially viable quantities

•	Our ability to market, transport and sell our products

There is no assurance that we will be successful in our efforts to build and operate biomass processing facilities. Failure to generate revenues will cause you to lose your investment.

Because our auditors have issued a going concern opinion, there is substantial uncertainty that we will continue operation in which case you could lose your investment.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business and as such we may have to cease operation and you could lose your investment.

Because we have limited liquidity and capital resources, if we don’t obtain additional financing, our business plan will fail.

As of September 30, 2010, we had $26,223 in cash. We believe that we have sufficient capital resources to complete this filing. The source of additional funds may be new debt and/or new equity financing. There are no assurances that the Company will be able to obtain such additional financing. If we obtain an additional equity it could result in dilution to existing shareholders and current shareholders may have a significantly lower ownership in the Company.

We are solely dependent upon the funds to be raised in this offering to start our business, the proceeds of which may be insufficient to achieve revenues. If we need additional funds and are unable to raise them we will have to terminate our operations.

If we are unable to manage our transition to an operating company effectively, our operating results will be adversely affected.

Failure to manage effectively our transition to an operating company will harm our business. To date, substantially all of our activities and resources have been directed at developing our business plan, arranging financing, licensing technologies, obtaining permits and approvals. The transition to a converter of waste and manufacturer and vendor of biomass and fertilizer products will require effective planning and management. Our management does not have extensive experience in operating a manufacturing facility. In addition, future expansion will be expensive and will likely strain our management and other resources. We may not be able to easily transfer our skills to operating a facility or otherwise effectively manage our transition to an operating company.

We have little or no experience in the biomass and fertilizer industries, which increases the risk of our inability to build and operate our facilities.

We are currently, and are likely for some time to continue to be, dependent upon our present management team. Most of these individuals are experienced in business generally and governing and operating a public company, but not organizing the construction, equipping and start up of biomass conversion facilities. In addition, none of our directors has any experience in the biomass and fertilizer products industries. As a result, we may not develop our business successfully.

We will depend on contractors/consultants unrelated to us to build our biomass and fertilizer plant facilities, and their failure to perform could harm our business, and hinder our ability to operate profitably.

Because we expect to have limited number of employees, none of whom are engineers or biochemists, we will depend upon a various contractors for the success of our construction and production phases and expect to remain so for the foreseeable future. Our ability to continue conducting construction and production activities is in large part dependent upon the efforts of our contractors/consultants. As a result, we will have little control over the construction operations on the plant. In addition, highly qualified biochemist and engineers are difficult to attract and retain. As a result, an inability to retain appropriate personnel could have a material adverse effect on us and could prevent us from pursuing our business plan.

We will license technologies from third parties, and our failure to obtain the license could result in material adverse consequences.

We intend to use certain licensed technologies and patented materials. These patents may not have been approved in the United States. We may not obtain the licenses from the third parties and if we fail to obtain and perform under the terms of the licenses, the licenses may be terminated by the licensors, and we will have to modify our processes and employ other equipment that may not be available on a timely basis or at all. If we are unable to use different technologies and equipment, we may not be able to operate our business successfully. If the license agreements are not obtained and if obtained are terminated or held invalid for any reason, the occurrence of such event will adversely affect our operations and revenues.

Because our sole officer and director does not have prior experience in fertilizer and biomass industries, we may have to hire individuals which could result in an expense we are unable to pay.

Because our sole officer and director does not have prior experience in biomass and fertilizer industries we may have to hire additional experienced personnel to assist us with the implementing our business plan thereof. If we need the additional experienced personnel and we do not hire them, we could fail in our plan of operations and have to suspend operations or cease operations entirely and you could lose your investment.

The technologies we will use to operate our facilities may be unproven in the United States.

We are specifically concentrating upon products that are new to the US market and this inevitably means that there is substantial uncertainty whether we can obtain the necessary permits and whether we can successfully market our products in this country. In addition the technology we are trying to implement may be not effective.

We may not be able to manufacture products from our planned facilities in commercial quantities or sell them at competitive prices.

To date, we have not produced any products. We may not be able to manufacture products from our future facility or other planned facilities in commercial quantities or sell them at prices competitive with other similar products.

We may be unable to establish marketing and sales capabilities necessary to commercialize and gain market acceptance for our potential products.

We currently have no sales and marketing capabilities. We will need to either hire sales personnel with expertise in the markets we intend to address or contract with others to provide sales and marketing support.

The biomass and fertilizer industries are highly competitive, which may adversely affect our ability to generate and grow sales.

Organic fertilizers and other biomass products are manufactured by many companies and are plentiful and relatively inexpensive. If we fail to keep up with changes affecting the markets that we intend to serve, we will become less competitive, adversely affecting our financial performance.

Energy and fuel cost variations could adversely affect operating results and expenses.

Energy costs, particularly electricity and natural gas, are expected to constitute a substantial portion of our operating expenses. The price and supply of energy and natural gas are unpredictable and fluctuate based on events outside our control, including demand for oil and gas, weather, actions by OPEC and other oil and gas producers, and conflict in oil-producing countries. Price escalations in the cost of electricity or reductions in the supply of natural gas could increase operating expenses and negatively affect our results of operations. We may not be able to pass through all or part of the increased energy and fuel costs to our customers.

Successful infringement claims by third parties could result in substantial damages, lost product sales and the loss of important proprietary rights.

We may have to defend ourselves against patent and other infringement claims asserted by third parties regarding the technologies we are planning to license, resulting in diversion of management focus and additional expenses for the defense of claims. In addition, as a result of a patent infringement suit, we may be forced to stop or delay developing, manufacturing or selling potential products that are claimed to infringe a patent covering a third party’s intellectual property unless that party grants us rights to use its intellectual property. We may be unable to obtain these rights on terms acceptable to us, if at all. If we cannot obtain all necessary licenses on commercially reasonable terms, we may be unable to continue selling such products. Even if we are able to obtain rights to a third party’s patented intellectual property, these rights may be non-exclusive, and therefore our competitors may obtain access to the same intellectual property. Ultimately, we may be unable to commercialize our potential products or may have to cease some or all of our business operations as a result of patent infringement claims, which could severely harm our business.

Our facilities will require certain permits to operate, which we may not be able to obtain or obtain on a timely basis.

To build our first plant, we must obtain various permits and approvals to land use and site plan approval, an air quality permit, a water discharge permit, a storm water runoff permit, and building construction permits. We may not be able to secure all the necessary permits on a timely basis or at all, which may prevent us from building or operating our facilities according to our business plan.

For our additional facilities, we may need certain permits to operate solid waste or recycling facilities as well as permits for our sewage connection, water supply, land use, air emission, and wastewater discharge. The specific permit and approval requirements are set by the state and the various local jurisdictions, including but not limited to city, town, county, township and state agencies having control over the specific properties. Lack of permits to construct, operate or maintain our facilities will severely and adversely affect our business.

Changes in environmental regulations or violations of such regulations could result in increased expense and could have a material negative effect on our financial performance.

We will be subject to extensive air, water and other environmental regulations and will need to obtain a number of environmental permits to construct and operate our planned facilities. If for any reason any of these permits are not granted, construction costs for our organic waste conversion facilities may increase, or the facilities may not be constructed at all. Additionally, any changes in environmental laws and regulations, both at the federal and state level, could require us to invest or spend considerable resources in order to comply with future environmental regulations. The expense of compliance could be significant enough to reduce our net income and have a material negative effect on our financial performance.

Risks associated with this Offering:

Because we do not have an escrow or trust account for your subscription, if we file for bankruptcy protection or are forced into bankruptcy, or a creditor obtains a judgment against us and attaches the subscription, you will lose your investment.

Your funds will not be placed in an escrow or trust account. Accordingly, if we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to bankruptcy laws. If a creditor sues us and obtains a judgment against us, the creditor could garnish the bank account and take possession of the subscriptions. As such, if the minimum conditions of this offering are not satisfied, it is possible that a creditor could attach your subscription which could preclude or delay the return of money to you. If that happens, you will lose your investment and your funds will be used to pay creditors.

Because our officer and directors will own 66% of our total outstanding common stock if the minimum amount of this Offering is sold and 25% of our total outstanding common stock if the maximum amount of this Offering is sold, they may retain control of us and will be able to decide who will be directors and you may not be able to elect any directors, which could decrease the price and marketability of our shares.

If we sell all 3,000,000 shares of common stock in this offering, our current board of directors will own 25% of the total outstanding common stock. If the Minimum Offering is sold, our current board of directors will continue to own 66% of the total outstanding common stock. As a result, after completion of this offering, regardless of the number of shares we sell, the current board of directors will be able to elect the majority of our directors and control our operations, which could decrease the price and marketability of our shares.

Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock. Therefore, there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you want to resell your shares, you will have to locate a buyer and negotiate your own sale. If you are unable to locate a buyer, you may not be able to sell your shares at any price.

Because the SEC imposes additional sales practice requirements on brokers who deal in our shares that are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of our shares to decline.

Our shares would be classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act and the rules promulgated thereunder which impose additional sales practice requirements on brokers/dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of our shares to decline.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The FINRA has adopted rules that require that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker-dealers may be willing to make a market in our common stock, which may limit your ability to buy and sell our stock.

We will face new challenges, increased costs and administrative responsibilities as an independent public company.

As a public company with listed equity securities, we will need to comply with additional laws, regulations and requirements, certain provisions of the Sarbanes-Oxley Act of 2002, related regulations of the Securities and Exchange Commission and the Public Company Accounting Oversight Board and NYSE requirements. Complying with these laws, regulations and requirements will occupy a significant amount of the time of our board of directors and management and will increase our costs and expenses. In addition, we also expect that being a public company subject to these rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit and compensation committees, and qualified executive officers.

At the present time we estimate the anticipated cost of being a public company to be at the range from $100,000 to $300,000 depending on many factors such as D&O insurance, the cost of implementing Section 404 of the Sarbanes-Oxley Act of 2002. We may not be able to absorb the cost of being public Company after all.

As a result of being a fully reporting company, we are obligated to develop and maintain proper and effective internal controls over financial reporting and we are subject to other requirements that will be burdensome and costly. We may not complete our analysis of our internal controls over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our Company and, as a result, the value of our Common Stock. It is practically impossible to have acceptable internal controls surrounding the financial reporting with only one officer/employee and two directors.

We are required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to furnish reports by management on, among other things, the effectiveness of our internal control over financial reporting for each fiscal year. These assessments need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our auditors have issued an attestation report on our management’s assessment of our internal controls.

We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control is effective. If we are unable to assert that our internal control over financial reporting is effective, or if our auditors are unable to attest that our management’s report is fairly stated or they are unable to express an opinion on the effectiveness of our internal control, we could lose investor confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on the price of our Common Stock.

We do not have any employment agreements in place with Ms. Bautina. We do not contemplate entering into any employment agreements with our officer at this time.

Ms. Bautina works for the Company “at-will”. We depend heavily upon the services of Ms. Bautina and the loss of her services could severely and negatively impact our operations. There can be no assurance that a suitable replacement could be found for her upon inability to act on our behalf, or death. We do not expect to enter into an employment agreement with Ms. Bautina in the foreseeable future.

We currently do not pay Ms. Bautina any salary and do not expect to pay any cash compensation to Ms. Bautina in the foreseeable future.

The Company has no plans at this time to pay salary to Ms. Bautina. We believe that incentives drive behavior and equity ownership better aligns the interest of our officer, directors and consultants. The Company’s directors and officer initially will not receive any cash compensation for their work for the Company. Following the successful completion of this offering and obtaining certain significant milestones in developing biomass products, the Company, at the discretion of the Board of Directors, may issue equity in the form of restricted stock and stock options. The Company cannot quantify at this time the amount of restricted stock or stock options, if any, it may issue to its officer and directors.

We may seek additional sources of funds which could be debt or new equity financing to complete this offering.

As of September 30, 2010 we had $26,223 in cash. We believe that we have sufficient capital resources to complete this filing. If we need additional funds, beyond the funds from this offering, we may obtain debt or new equity financing which may be necessary as part of implementation of our plan of operation which would result in dilution to existing shareholders.

USE OF PROCEEDS

Our offering is being made in a direct public offering, without any involvement of underwriters or broker-dealers, on a 500,000 share minimum, 3,000,000 share maximum basis. The proceeds from this Offering will allow us to start operations, whether the minimum or maximum amount is raised. Alesia Bautina, our officer and director, has determined that the funds will last twelve months, including filing reports with the SEC as well as the business activities contemplated by our business plan.

The table below sets forth the use of the net proceeds to us in the event of the Minimum Offering and the Maximum Offering.

	Minimum	Maximum
Gross proceeds	$500,000	$3,000,000
Offering expenses	$30,000	$30,000

Net proceeds	$470,000	$2,970,000

The net proceeds will be used as follows:

Working capital	$40,000	$580,000
Construction costs & equipment purchases	$150,000	$750,000
Hiring of employees	$150,000	$750,000
Equipment installation	$50,000	$250,000
General & administrative costs	$80,000	$640,000

Total Expenses	$470,000	$2,970,000

Total offering expenses of $30,000 to be paid from the proceeds of this Offering are for legal fees and auditing fees related to this offering. No other expenses of this Offering will be paid from the proceeds.

General & administrative cost will include bigger office space rent, legal fees in connection with patent approval, accounting and auditing fees, engineering, consulting fees, insurance fees including officers and directors insurance, marketing cost, license and permits fees, printing fees (annual reports and proxies), Edgar filing fees, stock transfer expenses, shareholders relation expenses, travel expenses and other expenses and fees which are necessary to produce and market fertilizer by a public Company. The main difference between the minimum and the maximum amount of general and administrative expenses relates to marketing cost and building one biomass plant versus multiple biomass plants.

After the completion of this offering, we intend to initiate the development of our website “www.sunbiomass.com.”

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise a minimum of $500,000 and a maximum of $3,000,000 in this offering. The offering price bears no relationship to our assets, earnings, book value or other criteria of value. In addition to our lack of any operating history, among the other factors considered in determining the offering price were:

•	the proceeds to be raised by this Offering;

•	the amount of capital to be contributed by purchasers in this offering in proportion to the amount of the stock to be retained by our existing stockholder; and

•	our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of our shares being offered. Dilution of the value of our shares you purchase is also a result of the lower book value of our shares held by our existing stockholders.

As of September 30, 2010, the net tangible book value of our shares of common was $23,723 or approximately ($0.02) per share based upon 1,050,572 shares outstanding. Net tangible book value per share is determined by dividing our net tangible book value, which consists of tangible assets less total liabilities, by the number of shares of common stock outstanding on that date. The following illustrates the dilution to the net tangible book value in the event that the maximum, 62.5%, and the minimum number of shares being offered hereunder are sold.

If 100% of the shares are sold:

Without taking into account any other changes in our net tangible book value after September 30, 2010, other than to give effect to our receipt of the estimated net proceeds from the sale under this Prospectus of that number of shares provided below at an offering price of $1.00 per share, less our estimated offering expenses, upon the completion of this offering with respect to all 3,000,000 of our shares being offered, the net tangible book value of the 4,050,572 shares to be outstanding will be $2,993,723 or approximately $0.74 per share. The net tangible book value of our shares held by our existing stockholder will be increased by $0.72 per share without any additional investment on their part. You will incur an immediate dilution in net tangible book value from $1.00 per share to $0.74 per share

If 62.5% of the shares are sold:

Without taking into account any other changes in our net tangible book value after September 30, 2010, other than to give effect to our receipt of the estimated net proceeds from the sale under this Prospectus of that number of shares provided below at an offering price of $1.00 per share, less our estimated offering expenses, upon the completion of this offering with respect to 62.5% of the shares being offered, the net tangible book value of the 2,925,572 shares then outstanding will be $1,868,723, or approximately $0.64 per share. The net tangible book value of our shares held by our existing stockholders will be increased by $0.62 per share without any additional investment on their part. You will incur an immediate dilution from $1.00 per share to $0.64 per share.

If the minimum number of shares is sold:

Without taking into account any other changes in our net tangible book value after September 30, 2010, other than to give effect to our receipt of the estimated net proceeds from the sale under this Prospectus of that number of shares provided below at an offering price of $1.00 per share, less our estimated offering expenses, upon the completion of this offering with respect to 500,000 shares being offered (or the minimum amount of shares), the net tangible book value of the 1,550,572 shares to be outstanding will be $493,723 or approximately $0.32 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.30 per share without any additional investment on their part. You will incur an immediate dilution from $1.00 per share to $0.32 per share.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and the related notes and other information included elsewhere in this Prospectus.

Plan of Operation

Assuming we raise the minimum amount in this offering, we believe we can satisfy our cash requirements for the next 12 months. During such time, we anticipate making application (and obtaining if possible) patent and permit approvals, commencing construction of a biomass plant, and developing commercial relationships with suppliers, distributors, retailers and other vendors and customers. We also expect to purchase necessary equipment and inventory to commence operations upon completion of such plant.

We believe that the Minimum Offering will provide us with sufficient capital to begin implementation of our intended business plan, with the receipt of net proceeds from the Maximum Offering adequate to commence our commercial operations. Our immediate intention is to complete our capital raising efforts under this Offering; a process we believe could take up to 270 days from the date the SEC declares effective the registration statement to which this Prospectus is a part.

Implementation of our business plan involves the following steps:

1.	Complete this Offering.

2.	During the pendency of this Offering, commence negotiations with respect to the procurement of the technology to be used in our intended business operations. We intend to procure proprietary rights in such technology by contractual arrangement enabling us to submit a patent application in the United States and other relevant markets or, in the alternative, by license agreement for use by us in such markets. We anticipate entering into definitive agreements in this regard upon satisfaction of the Minimum Offering. If applicable, we will undertake to submit an initial application for patent approval within 90 days of closing on the Minimum Offering.

3.	Upon the Minimum Offering being satisfied, and assuming entry into satisfactory arrangements with respect to the technology, we intend (i) to identify real estate upon which to locate and build an initial plant to produce and manufacture our intended fertilizer and other biomass products and (ii) to make application for Federal and State permits, approvals and authorizations reasonably required to construct and operate such plant, as well as engage in the intended production, manufacture and distribution of the resultant fertilizers and other biomass products. At this time we are unable to determine the timeline when we will be able to start construction of our plant, it will depend on patent approval in the USA. We believe that we will have enough funds to implement our business plan until we will start to generate positive cash flows.

4.	Assuming the Minimum Offering and procurement of the requisite permits, approvals and authorizations for our intended business operations, we intend to acquire or lease the real estate for, and commence construction of, such plant.

5.	In parallel with the foregoing activities, we intend to facilitate relationships with potential suppliers and customers identified from time to time with respect to our intended business operations. Our intention is to enter into long-term contracts with suppliers of biomass material for use in such operations prior to completion of our initial plant.

6.	We will either hire sales personnel with expertise in the markets we intend to address or contract with others to provide sales and marketing support.

7.	Upon our plant becoming fully operational, we intend to produce high quality organic biomass using protected proprietary technology for wholesale distribution and/or retail sale initially to farmers and agricultural companies.

We believe that once we have identified a location for our initial manufacturing facility and the requisite permits and approvals have been obtained, we can begin the commercial production of our fertilizer within two months. Thereafter, we intend to aggressively market our products utilizing a number of our industry contacts. We believe that upon the sale of our products, we will generate cash flow sufficient to run our operations for a period of at least twelve months.

If we cannot generate sufficient revenues, we will suspend or cease implementation of our business plan, resulting in the cessation of the intended business operations.

There is no historical financial information about us upon which to base an evaluation of our performance. We are in development stage operations and have not yet generated any revenues. We cannot guarantee we will be successful in our implementation of our business plan, or ultimately in any intended business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns.

Results of Operations - February 9, 2009 (inception) to September 30, 2010

During this period; we incorporated our Company; hired an attorney, and hired an auditor for the preparation of this registration statement. We also prepared our business plan, as described elsewhere in this Prospectus. Our loss since inception is $31,170 of which $2,500 is for auditing fees; $6,500 is for consulting services, $4,200 is for legal and corporate filing fees and $17,970 is for general office expenses.

We have not yet started our proposed business operations and will not do so until we have implemented a substantial portion of our business plan following completion of this Offering. We expect to begin operations within 120 days after we complete this offering.

Since inception, we have issued 1,050,572 shares of common stock to our officer, directors and investors.

Liquidity and Capital Resources

As of September 30, 2010 our total assets were $26,223 and our total liabilities were $2,500. Our assets consist of 100% of cash. As of the date of this Prospectus, we have yet to generate any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we obtain permits, complete the construction of our plant, and start selling our biomass products. Accordingly, we must raise cash from sources other than operations. We must raise cash to implement our business plan and begin our operations.

To meet our need for cash, we are attempting to raise money from this offering. If we raise the minimum amount of money from this offering, we expect it to fund our business operations in accordance with our above plan of operations for one year. Although we believe that we will be able to raise enough money through this offering to begin operations, we cannot guarantee that once we begin operations we will stay in business after operations have commenced. The difference between the minimum and maximum amount relates to our ability to devote additional funds to investing in additional equipment capacity, marketing efforts, and hiring of employees.

At this time we do not anticipate that we will require financing beyond the Maximum Amount.

If we are unable to successfully obtain patents and permits, we may use up the proceeds from this offering and will need to find alternative sources of funds, like a second public offering, a private placement of securities, or loans from our officer or others in order for us to continue our operations. Previously, we issued 1,050,572 shares of our common stock pursuant to an exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, or the Securities Act. We have no assurance that future financing will be available to us on acceptable terms, if at all. If financing is not available to us on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to our existing shareholders.

At present, we have not made any arrangements to raise additional capital, other than through this offering.

Our officer and directors have indicated a willingness to loan us money or to contribute money as a part of the equity for our operations if the need will arise until this offering has been completed or until the offering period has expired. At the present time there were no loans between our officer and directors, and no written agreements are in place. If we need additional capital and cannot raise it, we will either have to suspend operations until we do raise the capital or cease operations entirely.

BUSINESS

Intended Business

We were incorporated in the State of Delaware on February 9, 2009. We have not started operations, and as such have not yet generated any revenues. Our only operations to date have been the development of a business plan.

It is our current intention to engage in the development, manufacture and production of organic fertilizer and other biomass products from biodegradable wastes (e.g. animal excrement) for wholesale commercial distribution and/or retail sale to farmer and agricultural companies initially in the United States and the Americas, and then globally. To accomplish this, we intend to employ, by license or acquisition, recent technological advances and innovations in the microbiological synthesis and processing of biofertilizers. Upon acquiring or obtaining the use of such technology, we intend to purchase or lease a site upon which to build a plant and operate our business, as well as to procure the requisite permits and authorizations to operate our intended business.

At the present time we have not taken any steps to begin our operations including any product development, manufacturing or production of organic fertilizer or other biomass products, licensing of or acquiring proprietary technology and we did not plan any manufacturing facility or obtained any requisite permits, approvals and authorization to operate our business. At this time we do not have any principle organic fertilizer or any other biomass products; we did not develop any distribution methods, nor obtain any names of potential supplier of row materials. After we obtain appropriate capital we will perform the following: continue negotiations with respect to the procurement of the technology to be used in our intended business operations, submit a patent application in the United States and other relevant markets, identify real estate upon which to locate and build an initial plant to produce and manufacture our intended fertilizer and other biomass products, to make application for Federal and State permits, approvals and authorizations reasonably require to construct and operate such a plant, produce high quality organic products for wholesale distribution and/or retail sale initially to farmers and agricultural companies. Our time frame for implementing our future plans will depend on timing of the completion of this offering, on the amount of money we will be able to raise, on our ability to sign agreements with third parties who have patent and to obtain and protect our intellectual property rights.

We have no plans to change our planned business activities or to combine with another business, and we are not aware of any events or circumstances that might cause these plans to change. We have not yet begun operations and will not begin operations until we have completed this offering. Our plan of operation is forward looking and there is no assurance that we will ever begin operations. We have not conducted any market research into the likelihood of success of our operations or the acceptance of our biomass and fertilizer products by the consumers.

Target Market

Our target buying markets for the biomass and fertilizer products we intend to produce may comprise home users, government offices (such as town landscaping and agricultural offices), multilevel marketing (MLM) corporations, private farm companies, agricultural or farmers association, internet online marketers and others.

Marketing

Different biomass products and fertilizers require different marketing strategies. Once we have identified a product and obtained the necessary licenses and permits, we will develop a suitable marketing strategy. In general, we will prefer wholesale distribution networks for our products rather than direct sales to consumers.

Marketing outside the USA has its own country-specific constraints, and once again, we will adapt our strategies to meet local requirements.

Regulatory Requirements

We may be required to obtain special licenses, and to meet special regulatory requirements before establishing our business, other than a simple business license. If new government regulations, laws, or licensing requirements are passed that would restrict or eliminate delivery of any of our intended services, then our business may suffer.

Our activities would be generally affected by various laws and regulations, including environmental, conservation, tax and other laws and regulations relating to the fertilizer industry. Various U.S. Federal and state laws and regulations often require permits for construction activities and also cover production of biomass and fertilizer products. Denial of permits required to construct and produce may prevent us from realizing revenues arising from the biomass and fertilizer products. At the present time the Company did not apply for specific permits for construction activities with any states, but plans to do so after the successful completion of this offering and finalizing our negotiations with third parties with respect to the procurement of the technology and patent to be used in our intended business operations. At this time we are unable to determine the exact timing when we will be able to start application process to obtain construction permits. It will depend on how soon the Company will obtain the patent and the blueprints for biomass plant.

Established operations are subject to local, state and federal regulation governing environmental quality and pollution control, including air quality standards, greenhouse gas, waste management, reclamation and restoration of properties, plant and wildlife protection, handling and disposal of various substances, and employee health and safety. Such regulation can increase the cost of planning, designing, installing and operating facilities or otherwise delay, limit or prohibit planned operations.

Significant fines and penalties may be imposed for failure to comply with environmental laws. Some environmental laws provide for joint and several strict liabilities for remediation of releases of hazardous substances. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances.

Federal legislation and regulations adopted and administered by the U.S. Environmental Protection Agency, Food and Drug Administration, Forest Service, Bureau of Land Management, Fish and Wildlife Service, and other federal agencies, legislation such as the Federal Clean Water Act, Clean Air Act, National Environmental Policy Act, Endangered Species Act, and Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), have a direct bearing on operations conducted in various places. These regulations will make the process for preparing and obtaining approval of a plan of operations much more time-consuming, expensive, and uncertain.

CERCLA generally imposes joint and several strict liabilities for costs of investigation and remediation and for natural resource damages, with respect to the release of hazardous substances (as designated under CERCLA) into the environment. CERCLA also authorizes the EPA, and in some cases, third parties, to take action in response to threats to the public health or the environment and to seek to recover from the potentially responsible parties the costs of such action. Our operations may generate wastes that fall within CERCLA’s definition of Hazardous Substances.

Competition

The biomass industry is characterized by rapidly advancing technologies, intense competition and an emerging emphasis on organic biomass products. While we believe that the technologies to be employed by our business plan will provide us with certain competitive advantages, we face potential competition from many different sources, including commercial agriculture enterprises, academic institutions, government agencies and private and public research institutions. Any fertilizer product that we successfully develop and commercialize will compete with existing fertilizers and new organic fertilizers that may become available in the future.

Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, obtaining regulatory approvals, and marketing fertilizers than we presently have. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel, as well as in acquiring technologies complementary to, or necessary for, our business plan.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, are more convenient to use or are less expensive than any fertilizer products manufactured and developed by us.

No Litigation

We are not a party to any pending litigation and, to our knowledge; none is currently contemplated or threatened.

No Employees

We are a development stage company and currently have no employees, other than our one named executive officer.

We intend to hire additional employees when they are needed and as funding permits.

Corporate Offices

We lease our corporate offices at 3700 Buffalo Speedway, Suite 410, Houston, Texas 77098. Our agreement provides for a monthly rental of $2,000 through March 2012.

MANAGEMENT

Executive Officer and Directors

The name, address, age and position of our sole officer and our directors are set forth below:

Name	Age	Position
Alesia Bautina	40	Chairman, President, Chief Executive Officer, Chief Financial Officer, Secretary and Director

Gizella Lopusanszky	40	Director

Alesia Bautina. Ms. Bautina has been Chairman, Chief Executive Officer, Chief Financial Officer, Secretary and principal accounting officer of Sun Biomass, Inc. since its formation in February 2009. She has also served as a director since the Company’s inception. Previously, Ms. Bautina was employed by Contango Oil & Gas Company from 2001 to June 2010 as Senior Vice President and Controller. Prior to joining Contango, Ms. Bautina worked as an auditor for Arthur Andersen LLP from 1997 to 2001. She is experienced in accounting and financial reporting for exploration and production companies. Ms. Bautina received a BBA in Accounting in 1996 from Sam Houston State University, where she graduated with honors. Ms. Bautina is a Certified Public Accountant and member of the Petroleum Accounting Society of Houston. Ms. Bautina is a citizen of the USA. Ms. Bautina will devote 100% of her time to the Company’s operations. Ms. Bautina’s background serving as an officer of a public company led to the conclusion that she should serve as a director on our board.

Gizella Lopusanszky. Ms. Lopusanszky has served as a director of the Company since inception. She graduated from Lviv National University in the Ukraine in 1992 with an M.A. Summa Cum Laude, in German Philology and Comparative Linguistics. In 1999 she received her First Law Degree from the same university. In 2000 she earned her LL.M. in International Business Law from the Central European University in Budapest, Hungary. Before moving to the US in 2001, Ms. Lopusanszky worked for law firms in both Budapest and Kiev advising on the application of European commercial law to businesses throughout Eastern Europe. During the past five years, Ms. Lopusanszky has worked as an International Law Consultant at the Akst & Akst law firm in New York City where she has advised companies in a variety of industries on complex US immigration matters. Ms. Lopusanszky’s extensive experience working with Eastern European companies is a key asset to the Company. Ms. Lopuzansky’s familiarity with European commercial law, her years of experience advising businesses throughout Eastern Europe and her fluency in several European languages all enhance her contribution to the board of directors. Ms. Lopusanszky is a citizen of the USA.

In addition to each director’s specific experience, qualification attributes and skills, we believe that all of our directors have a reputation for integrity and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment.

Board of Directors; Officers.

The Board of Directors is responsible for managing the Company in accordance with the provisions of the Company’s Bylaws and Certificate of Incorporation and applicable law. The number of directors which constitutes the Board of Directors is established by the Board, subject to a minimum of one and a maximum of seven directors. Except as otherwise provided by the Bylaws for filling vacancies on the Company’s Board of Directors, the Company’s directors are elected at the Company’s annual meeting of stockholders and hold office until their respective successors are elected, or until their earlier resignation or removal. Our executive officers are elected annually by the Board and serve until their successors are duly elected and qualified or until their earlier resignation or removal. There are no family relationships between our directors or executive officer.

Each Board member other than Ms. Bautina is an independent director as defined in Section 5605 of the NASDAQ listing standards.

We believe that our directors have significant business/financial backgrounds that are well suited to the Company’s plan of operations.

No Standing Committees; Audit Functions

Our Board has no standing nominating, auditing or compensation committees. The functions of the audit committee are currently carried out by our Board.

EXECUTIVE COMPENSATION

To date, neither Mrs. Bautina nor Mrs. Lopusanszky has received any compensation from the Company as an officer and/or director, as applicable. In addition to having paid no salaries or bonuses, the Company has not awarded or issued any stock options or other equity to either of them.

No employment agreements are in effect with our sole officer, and we do not currently contemplate entering into any employment agreements until such time as we begin to attain profitable operations. Our directors currently do not receive any compensation for serving as members of the Board.

The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officer and directors. There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our sole officer and directors.

	Fiscal Year	Annual Compensation		Options Awards	Restricted Stock Awards	All Other Compensation	Total
Name and Principal Position		Salary	Bonus
Alesia A. Bautina	2010	$—	$—	$—	$—	$—	$—
Chairman, President, Chief Executive and Financial Officer and Secretary	2009	$—	$—	$—	$—	$—	$—

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (DGCL) permits the Board of Directors of the Company to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of the Company, as the case may be, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the Securities Act). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

The Company’s certificate of incorporation and bylaws provide for indemnification of its directors and officers to the fullest extent permitted by law. Article VI of the Company’s bylaws and Article XIII of the Company’s certificate of incorporation provide that the Company shall indemnify directors and officers under certain circumstances for liabilities and expenses incurred by reason of their activities in such capacities. In addition, the Company will obtain insurance policies that provide liability coverage to directors and officers while acting in such capacities and they are also will be covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities.

DISCLOSURE OF COMMISSION POSITION

ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this Prospectus, the total number of shares owned beneficially by our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects their ownership assuming the sale of all of the shares in this offering. The stockholders listed below have direct ownership of their shares and possesses sole voting and dispositive power with respect to the shares.

	Shares of Common Stock Beneficially Owned(1)	Percentage of Shares Beneficially Owned
Name and Address of Beneficial Owner		Before Offering	After Minimum Offering	After Maximum Offering
Alesia Bautina – Chairman, President, Chief Executive and Financial Officer and Secretary	998,391	95.03%	64.39%	24.65%
Gizella Lopusanszky – Director	22,181	2.11%	1.43%	*
Directors and Executive Combined (2 persons)	1,020,572	97.14%	65.82%	25.20%

*	Less than one percent.
(1)	Unless otherwise indicated, all shares of stock are held directly with sole voting and investment power. Securities not outstanding, but included in the beneficial ownership of each such person are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but are not deemed to be outstanding for the purpose of computing percentage of the class owned by any other person. The total number includes shares issued and outstanding as of November 1, 2010.

CERTAIN RELATIONS AND RELATED TRANSACTIONS

As of November 1, 2010, 998,391 shares of our common stock have been issued to Mrs. Alesia Bautina, the sole executive officer and a director of our Company for and in consideration of $24,351. Ms. Lopusanszky was issued 22,181 common shares for $541.

At the present time the Company did not adopt a formal policy dealing with related party matters. The Company disclosed all the related party transactions in accordance with Generally Accepted Accounting Principles in connection with the audit and preparation of the Form S-1. The Company is planning to implement a formal policy as soon as it becomes public.

DESCRIPTION OF SECURITIES

Authorized and outstanding capital stock

The Company’s authorized capital stock consists of 10,000,000 shares of common stock and 1,000,000 shares of preferred stock.

Common Stock

Our Certificate of Incorporation authorizes us to issue 10,000,000 shares of common stock par value $0.001 per share. As of November 22, 2010, 1,050,572 shares of common stock were issued and outstanding.

Holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders and are not entitled to cumulative voting for the election of directors. Upon the liquidation, dissolution or winding up of our business, after payment of all liabilities and payment of preferential amounts to the holders of preferred stock, if any, the shares of common stock are entitled to share equally in our remaining assets. Pursuant to our Certificate of Incorporation, no stockholder has any preemptive rights to subscribe for our securities. The common stock is not subject to redemption. We refer you to our Certificate of Incorporation, Bylaws and the applicable statutes of the State of Delaware for a more complete description of the rights and liabilities of holders of our common stock.

Preferred Stock

Our Certificate of Incorporation authorizes us to issue 1,000,000 shares of preferred stock, par value $0.001 per share, in one or more series with such voting powers, full or limited, or no voting powers and such designations, preferences and relative participation, optional or other special rights, and the qualifications, limitations or restrictions thereof as shall be stated in the resolutions of the Board providing for their issuance. As of November 22, 2010, there were no shares of preferred stock issued and outstanding.

Stock Options and Warrants

As of November 22, 2010, we had not granted any stock options or warrants to purchase shares of our common stock.

Dividends

We do not intend to declare or pay any cash dividends on our common stock. We currently intend to retain future earnings in excess of preferred stock dividends, if any, for operations and to develop and expand our business. We do not anticipate paying any dividends on our common stock in the foreseeable future. Any future determination with respect to the payment of dividends on the common stock will be at the discretion of the Board and will depend on, among other things, operating results, financial condition and capital requirements, the terms of then-existing indebtedness, general business conditions and other factors the Board deems relevant.

Delaware Business Combination Statute

Section 203 of the Delaware General Corporation Law regulating corporate takeovers prevents a Delaware corporation from engaging in a business combination which includes a merger or sale of more than 10% of the corporation’s assets with a stockholder who owns 15% or more of the corporation’s outstanding voting stock, as well as affiliates and associates of any of those persons. That prohibition extends for three years following the date that stockholder acquired that amount of stock unless:

•	the transaction in which that stockholder acquired the stock is approved by the Board prior to that date;

•

upon completion of the transaction that resulted in the acquisition of the stock, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by various employee benefit plans or persons who are directors and also officers; or

•

on or after the date the stockholder acquired the stock, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the stockholder.

A corporation may, at its option, exclude itself from Section 203 of the Delaware General Corporation Law by amending its certificate of incorporation or bylaws by action of its stockholders. The charter or bylaw amendment shall not become effective until 12 months after the date it is adopted or applies to a stockholder.

Section 203 will begin to apply to us when we have a class of voting stock that is listed on a national securities exchange, is authorized for quotation on the NASDAQ Stock Market or held of record by more than 2,000 stockholders.

Stock Transfer Agent

We have not selected a stock transfer agent yet, and will act as transfer agent for shares of our common stock being offered under this Prospectus.

Market and Listing Information

There is no current market for the common stock of our Company.

As of the date of this Prospectus, there were three holders of record for our common stock.

We intend for the shares of our Common Stock issued to investors in this offering to be eligible for quotation on the OTC Bulletin Board. There is no assurance that we will be successful in having our common stock quoted on the OTC Bulletin Board.

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

General

We are offering up to 3,000,000 aggregate shares of our common stock on a self-underwritten basis, 500,000 shares minimum, and 3,000,000 shares maximum. The offering price is $1.00 per share. There is no minimum subscription amount.

Funds from this offering will be placed in a separate bank account at UBS Financial Services Inc, 5950 Sherry Lane Suite 600, Dallas, TX 75225, and will be maintained in a separate bank unless and until we receive a minimum of $500,000, at which time we will close on the sale of those subscriptions, delivering to the investors the shares so subscribed and removing the funds received in payment therefore for our use as set forth in the Use of Proceeds section of this Prospectus. This above bank account is not an escrow, trust or similar account. Your subscription will only be deposited in a separate bank account under our name. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding and you could lose your investment, even if we fail to raise the Minimum Offering. As a result, there is no assurance that your funds will be returned to you if the Minimum Offering is not reached. Any funds received by us after the Minimum Offering but prior to the Termination Date is satisfied will immediately be available for use by us.

If we do not receive the minimum amount of $500,000 on or before that date (the “Termination Date” which is 270 days following the date the SEC declares effective the registration statement to which this Prospectus is a part, all funds will be promptly returned to you without interest or deductions of any kind. During the 270 day offering period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $500,000 on or before the Termination Date. The Termination Date may not be extended.

You will not have the right to withdraw your funds during the offering. You will only have the right to have your funds returned if we do not raise the Minimum Offering on or before the Termination Date or if there is a material change in the terms of the Offering. The following are material changes that would entitle you to a refund of your money:

•	an extension of this Offering period beyond the Termination Date; ;

•	a change in the offering price; or

•	a change in the Minimum Offering requirement;

If any of the above material changes occur, a new offering may be made by means of a post-effective amendment.

We will sell the shares of our common stock being offered in this Offering through Ms. Bautina, the sole officer and a director of our Company. She will receive no commission from the offer and sale of any shares. She is not, and will not register as, a broker-dealer under section 15 of the Exchange Act in reliance upon Rule 3(a) 4-1 promulgated thereunder. Rule 3(a) 4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer. The conditions are that:

1.	The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of her participation; and,

2.	The person is not compensated in connection with her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3.	The person is not at the time of her participation, an associate person of a broker/dealer; and,

4.	The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4- of the Exchange Act, in that she (a) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (b) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve months; and (c) does not participate in selling and offering of securities for any Issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Ms. Bautina is not statutorily disqualified, is not being compensated, and is not associated with a broker/dealer. She is and will continue to be our officer and director at the end of the offering and has not been during the last twelve months and is currently not a broker/dealer or associated with a broker/dealer. She will not participate in selling and offering securities for any issuer more than once every twelve months.

Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We may utilize the Internet to advertise our offering. Ms. Bautina will also distribute the Prospectus to potential investors at meetings, to business associates and to her friends and relatives who are interested in a possible investment in the offering. No shares purchased in this offering will be subject to any kind of lock-up agreement.

There are no finders involved in our distribution. Officers, directors, affiliates thereof and/or other management or personnel involved in marketing our shares may purchase shares of our common stock being offered in this Offering. We intend to sell our shares worldwide.

Offering Period and Expiration Date

This offering will start on the date that the registration statement to which this Prospectus is a part is declared effective by the SEC and continue for a period of 270 days or sooner if the Offering is completed or otherwise terminated by us.

Procedures for Subscribing

We will not accept any money until the registration statement to which this Prospectus is a part is declared effective by the SEC.

Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must:

1.	Execute and deliver a subscription agreement, a copy of which is included with the Prospectus; and

2.	Deliver a check, wire transfer, bank draft or money order to us for acceptance or rejection.

All checks for subscriptions must be made payable to “SUN BIOMASS, INC”.

No investor should subscribe hereunder until they have received a prospectus delivered by the Company in accordance with Section 10 of the Securities Act of 1933.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

SECTION 15(g) OF THE EXCHANGE ACT - PENNY STOCK RULES

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the OTC Bulletin Board system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which:

•	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•	contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements;

•	contains a brief, clear, narrative description of a dealer market, including “BID” and “ASK” prices for penny stocks and the significance of the spread between the bid and ask price;

•	contains a toll-free telephone number for inquiries on disciplinary actions;

•	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

•	contains such other information and is in such form (including language, type, size, and format) as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:

•	with bid and offer quotations for the penny stock;

•	the compensation of the broker-dealer and its salesperson in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our securities because it will be subject to these penny stock rules. Therefore, security holders may have difficulty selling those securities.

REGULATION M

Our officers and directors, who will sell the shares, are aware that they are required to comply with the provisions of Regulation M, promulgated under the Exchange Act. With certain exceptions, Regulation M precludes officers and/or directors, sales agents, any broker-dealers or other person who participate in the distribution of shares in this offering from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.

Dealer Prospectus Delivery Obligation

Until             , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common shares. We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales of our common shares in the public market after this offering, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

Upon completion of this offering, we will have 4,050,572 shares of common stock outstanding, assuming the Maximum Offering.

The shares of common stock being sold in this offering, other than any shares acquired by any of our “affiliates” as defined in Rule 144(a) under the Securities Act, will be freely tradable without restriction or registration under the Securities Act.

All remaining outstanding shares of our common stock were previously issued and sold by us in private transactions exempt from the registration requirements under the Securities Act (including a total of 998,391 shares of our common stock issued to Alesia Bautina, our sole officer and a director), and as a result are “restricted securities” within the meaning of Rule 144 under the Securities Act. These shares will be eligible for public sale only if registered under the Securities Act or sold in accordance with Rule 144 under the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, any officer, director, or affiliate of our Company or any person who has beneficially owned shares of our common stock for at least six months from the later of the date such shares were acquired from us or one of our affiliates would be entitled to sell within any three-month period thereafter a number of shares that does not exceed the volume limitation equal to the greater of:

•	1% of the then outstanding shares of common stock, or approximately 40,505 shares immediately after this offering, assuming the Minimum Offering; or

•	the average weekly trading volume of shares of our common stock during the four calendar weeks preceding the date on which a required notice of the sale is filed with the SEC.

Sales under Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us.

A person, or persons whose common shares are aggregated, who is not deemed to have been our affiliate at any time during the 90 days immediately preceding the sale, and who beneficially owned the shares of common stock proposed to be sold for at least six month from the date, including the holding period of any prior owner who is not an affiliate, may sell restricted securities after this offering under Rule 144 without complying with the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144.

EXPERTS

The financial statements of Sun Biomass, Inc. as of December 31, 2009 and for the period from February 9, 2009 (inception) through December 31, 2009, included in this Prospectus have been audited by GBH CPAs, PC, independent registered public accountants, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Thompson & Knight LLP will pass on the validity of the issuance of the shares of our common stock offered by this Prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, under the Securities Act, a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other documents are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and to the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of all or any portion of the registration statement may also be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements, and other information that is filed electronically with the SEC. The web site can be accessed at www.sec.gov.

After effectiveness of the registration statement, which includes this prospectus, we will be required to comply with the requirements of section 15(d) of the Exchange Act, and, accordingly, will file current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K, and other information with the SEC. Those reports and other information will be available for inspection and copying at the public reference facilities and internet site of the SEC referred to above.

SUN BIOMASS, INC.

(A DEVELOPMENT STAGE COMPANY)

Page
Report of Independent Registered Public Accounting Firm	F-2

Balance Sheets as of September 30, 2010 (unaudited) and December 31, 2009	F-3

Statements of Operations for the Nine Months Ended September  30, 2010 (unaudited), for the period from February 9, 2009 (inception) through September 30, 2009 and 2010, (unaudited) and for the period from February 9, 2009 (inception) through December 31, 2009

F-4

Statements of Cash Flows for the Nine Months Ended September  30, 2010 (unaudited), for the period from February 9, 2009 (inception) through September 30, 2009 and 2010, (unaudited) and for the period from February 9, 2009 (inception) through December 31, 2009

F-5

Statements of Shareholders’ Equity for the period from February 9, 2009 (inception) through December 31, 2009 and for the Nine Months Ended September 30, 2010 (unaudited)	F-6

Notes to Financial Statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of Sun Biomass, Inc.

(A Development Stage Company)

Wilmington, DE

We have audited the accompanying balance sheet of Sun Biomass, Inc., (a development stage company) as of December 31, 2009 and the related statements of operations, changes in shareholder’s’ equity, and cash flows for the period from February 9, 2009 (inception) through December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sun Biomass, Inc. as of December 31, 2009, and the results of its operations and its cash flows for the period from February 9, 2009 (inception) through December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company is a development stage company which has suffered recurring losses from operations since inception and has no recurring source of revenues which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

November 22, 2010

SUN BIOMASS, INC.

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

	September 30, 2010	December 31, 2009
	(Unaudited)
ASSETS
Cash	$26,223	$13,007

Total current assets	26,223	13,007
TOTAL ASSETS	$26,223	$13,007

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$2,500	$2,848
SHAREHOLDERS’ EQUITY:
Preferred stock, $0.001 par value, 1,000,000 shares authorized, zero shares issued and outstanding	—	—
Common stock, $0.001 par value, 10,000,000 shares authorized, 1,050,572 shares issued and outstanding at September 30, 2010, 1,003,762 shares issued and outstanding at December 31, 2009	1,051	1,004
Additional paid-in capital	53,842	23,479
Deficit accumulated during the development stage	(31,170)	(14,324)

Total shareholders’ equity	$23,723	$10,159

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$26,223	$13,007

The accompanying notes are an integral part of these financial statements.

SUN BIOMASS, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

	Nine Months Ended September 30, 2010	February 9, 2009 (inception) through September 30, 2009	February 9, 2009 (inception) through December 31, 2009	February 9, 2009 (inception) through September 30, 2010
	(Unaudited)	(Unaudited)		(Unaudited)
REVENUES:
Sales	$—	$—	$—	$—

Total revenues	—	—	—	—

EXPENSES:
General and administrative expenses	16,846	10,958	14,431	31,277

Total expenses	16,846	10,958	14,431	31,277

LOSS FROM OPERATIONS	(16,846)	(10,958)	(14,431)	(31,277)
OTHER INCOME:
Interest income	—	104	107	107

LOSS BEFORE INCOME TAXES	(16,846)	(10,854)	(14,324)	(31,170)
Benefit for income taxes (net of valuation allowance)	—	—	—	—

NET LOSS	$(16,846)	$(10,854)	$(14,324)	$(31,170)

NET LOSS PER SHARE:
Basic and Diluted	$(0.02)	$(0.01)	$(0.02)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and Diluted	1,026,332	824,431	824,690

The accompanying notes are an integral part of these financial statements

SUN BIOMASS, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30, 2010	February 9, 2009 (inception) through September 30, 2009	February 9, 2009 (inception) through December 31, 2009	February 9, 2009 (inception) through September 30, 2010
	(Unaudited)	(Unaudited)		(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(16,846)	$(10,854)	$(14,324)	$(31,170)
Adjustments to reconcile net loss to net cash used by operating activities:
Changes in operating assets and liabilities
Increase (decrease) in other current liabilities	(348)	—	2,848	2,500

Net cash used by operating activities	(17,194)	(10,854)	(11,476)	(28,670)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock issuance	30,410	24,402	24,483	54,893

Net cash provided by financing activities	30,410	24,402	24,483	54,893

NET INCREASE IN CASH	13,216	13,548	13,007	26,223
CASH, BEGINNING OF PERIOD	13,007	—	—	—

CASH, END OF PERIOD	$26,223	$13,548	$13,007	$26,223

Cash paid for:
Interest	$—	$—	$—	$—
Income taxes	$—	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

SUN BIOMASS, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF SHAREHOLDERS’ EQUITY

	Preferred Stock		Common Stock		Additional paid-in capital	Deficit accumulated during the development stage	Total shareholders’ equity
	Shares	Amount	Shares	Amount
Balance at February 9, 2009 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of common stock for cash	—	—	1,003,762	1,004	23,479		$24,483
Net loss	—	—	—	—	—	(14,324)	$(14,324)

Balance at December 31, 2009	—	$—	1,003,762	$1,004	$23,479	$(14,324)	$10,159

Issuance of common stock for cash	—	—	46,810	47	30,363	—	$30,410
Net loss	—	—	—	—	—	(16,846)	$(16,846)

Balance at September 30, 2010 (unaudited)	—	$—	1,050,572	$1,051	$53,842	$(31,170)	$23,723

The accompanying notes are an integral part of these financial statements.

SUN BIOMASS, INC

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

Information as of September 30, 2010, for the nine months ended September 30, 2010, and from

February 9, 2009 (inception) through September 30, 2009 and 2010, is unaudited

1. Organization and Business

Sun Biomass, Inc., (the “Company” or “Sun Biomass”) was incorporated on February 9, 2009, under the laws of the State of Delaware and is a development stage company. The Company intends to commence operations in the agricultural biomass industry. The Company has no subsidiaries.

The Company is in the development stage in accordance with SEC guidance and Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 915 (formerly Statement of Financial Accounting Standards (“SFAS”) No.7, “Accounting and Reporting by Development Stage Enterprises”). Its activities to date have been limited to capital formation, organization, and development of its business.

2. Summary of Significant Accounting Policies

The Company follows accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission. The unaudited interim financial statements of the Company have also been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained herein. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash Equivalents. Cash equivalents are considered to be all highly liquid investments having an original maturity of three months or less. As of December 31, 2009 and September 30, 2010, there were no cash equivalents.

Fair Value of Financial Instruments. Financial instruments, including cash and accounts payable, are carried at amounts which reasonably approximate their fair value due to the short-term nature of these amounts.

SUN BIOMASS, INC

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

Information as of September 30, 2010, for the nine months ended September 30, 2010, and from

February 9, 2009 (inception) through September 30, 2009 and 2010, is unaudited

Net Income (Loss) per Common Share. Basic net income (loss) per common share is computed by dividing income (loss) attributable to common stock by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. In periods in which the Company reports a net loss, dilutive securities are excluded from the calculation as the effect would be anti-dilutive. As of December 31, 2009 and September 30, 2010, there were no dilutive securities outstanding. The effects of the 41 for 1 forward stock split have been reflected in the Company’s calculation of basic and diluted net loss per share.

Income Taxes. The Company follows the liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the future tax consequences of (i) temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements and (ii) operating loss and tax credit carryforwards for tax purposes. Deferred tax assets are reduced by a valuation allowance when, based upon management’s estimates, it is more likely than not that a portion of the deferred tax assets will not be realized in a future period. There was no current or deferred income tax expense or benefit for the periods ending December 31, 2009 and September 30, 2010.

Subsequent Events. The Company evaluated material events occurring between December 31, 2009 and through the date when these financial statements were issued.

Recent Accounting Pronouncements. The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

3. Going Concern

These financial statements have been prepared on a going concern basis. As of September 30, 2010, Sun Biomass has net working capital of $23,723, has not generated revenues and has accumulated losses of $31,170 since inception. The continuation of Sun Biomass as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. These factors raise substantial doubt regarding Sun Biomass’ ability to continue as a going concern.

The financial statements do not include any adjustments that might results from the outcome of this uncertainty.

SUN BIOMASS, INC

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

Information as of September 30, 2010, for the nine months ended September 30, 2010, and from

February 9, 2009 (inception) through September 30, 2009 and 2010, is unaudited

4. Shareholders’ Equity

On June 8, 2010 the Board of Directors declared a split of the issued common stock of the Corporation in a proportion of forty one (41) new shares for every one (1) existing shares. All share and per share amounts have been retroactively adjusted for all periods presented.

Holders of the Company’s common stock are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors of the Company. Upon any liquidation or dissolution of the Company, the holders of common stock are entitled to receive a pro rata share of all of the assets remaining available for distribution to shareholders after settlement of all liabilities and liquidating preferences of preferred stockholders.

As of December 31, 2009 Sun Biomass, Inc. has issued 1,003,762 shares of common stock for $24,483 ($0.024 per share) of which $23,941 was received from our major shareholder and Chief Executive Officer, Mrs. Bautina.

During the period ended September 30, 2010, the Company issued 46,810 shares of common stock for $30,410 ($0.65 per share).

5. Income Taxes

The Company has tax losses which may be applied against future taxable income. The potential tax benefits arising from these loss carryforwards expire beginning in 2029 and are offset by a valuation allowance due to the uncertainty of profitable operations in the future. The net operating loss carryforward was $14,324 as of December 31, 2009. The significant components of deferred taxes as of December 31, 2009 are as follows:

Net operating loss carryforward	$5,013
Valuation allowance	(5,013)

Net deferred tax balance	$—

6. Subsequent Events

On October 15, 2010, the Company signed a six month lease for office space. The lease commences on October 15, 2010. Monthly lease payments are $2,000 per month. The Company has the option to extend the lease for three additional extensions of six months each.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Set forth below are the expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates. We will pay all expenses incurred by the offering.

Securities and Exchange Commission registration fee	$200
Legal fees and expenses	13,300
Accounting fees and expenses	5,000
Printing expenses	5,000
Miscellaneous	6,500

Total	$30,000

Item 14. Indemnification of Directors and Officers.

The section of the prospectus entitled “Management – Limitation of Director Liability; Indemnification” discloses that we will generally indemnify officers and directors to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference.

Section 145 of the General Corporation Law of the State of Delaware provides as follows:

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the Delaware General Corporation Law, registrant has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Certificate of Incorporation and bylaws provide that registrant is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and registrant may, but is not required to, advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

Item 15. Recent Sales of Unregistered Securities.

As of December 31, 2009 the Company has issued 1,003,762 shares of common stock for $24,483 of which $23,942 was received from our sole officer and a director Mrs. Alesia Bautina. During the period ended September 30, 2010, 46,810 shares of common stock were issued to our other shareholders for $30,410. The total share of common stock outstanding as of November 22, 2010 is 1,050,572. Such shares were issued pursuant to the exemption from the registration requirements provided under Section 4(2) of the Securities Act of 1933, as amended. Shares have to date been issued to three parties: (i) Mrs. Bautina, a director and officer of the Company; (ii) Ms.Lopusanszky, a director of the Company; and (iii) CVCC, a wholly owned subsidiary of a large publicly-held independent oil and gas company. Each party executed a representation to the Company that each was purchasing the shares of common stock for investment and not with a view to distribution. Further, no commission was paid to anyone in connection with the sale of our shares and general solicitation was not made to anyone.

Item 16. Exhibits.

A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement related to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on January 21, 2011.

SUN BIOMASS, INC.

By:	/S/ ALESIA BAUTINA
Name:	Alesia Bautina
Title:	President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Secretary.

POWER OF ATTORNEY

We, the undersigned directors and officers of Sun Biomass, Inc., a Delaware corporation, do hereby constitute and appoint Alesia Bautina our true and lawful attorney-in-fact and agent, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statements, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that said attorneys and agents shall do or cause to be done by virtue thereof.

Pursuant to requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/S/ ALESIA BAUTINA Alesia Bautina	Chairman of the Board	January 21, 2011

/S/ GIZELLA LOPUSANSZKY Gizella Lopusanszky	Director	January 21, 2011

INDEX TO EXHIBITS

Exhibit Number	Description

3.2	Bylaws

4.1*	Specimen Common Stock Certificate

5.1	Opinion of Thompson & Knight, LLP (Consent of Thompson & Knight, LLP incorporated in Exhibit 5.1)

23.1	Consent of GBH CPAs, PC,

24.1	Powers of Attorney (included in signature page)

*	To be filed by amendment.